Exhibit 10.2

LIMITED TERM EMPLOYMENT AGREEMENT

between

Tango Therapeuitcs, Inc.

201 Brookline Ave., Suite 901

Boston, MA 02215

represented by its

authorized representative

Julie Carretero

– hereinafter referred to as the “Company” –

and

Malte Gerhard Peters

– hereinafter referred to as the “Employee” –

– hereinafter together “Parties“ and each individually “Party” –

Art. 1

Employment / Area of Responsibility

1.	This Employment Agreement shall commence on January 8, 2026 and shall have a limited term.

2.	The Employee shall be employed by the Company as Chief Executive Officer and President.

3.	The Employee is obligated to comply with the Company’s policies and directives as amended from time to time as well as the instructions of Employee’s supervisors.

Art. 2

Place of Work

1.	The place of work shall be at the Employee’s residence in Munich, Germany.

2.

The Company reserves the right, at its reasonable discretion, to assign the Employee to a different place of work, either temporarily or permanently. The Employee’s remuneration remains unaffected by such reassignment of the place of work. The Company’s right to direct the Employee’s place of work remains unaffected and is governed by Sec. 106 of the German Trade, Commerce and Industry Regulation Act (Gewerbeordnung – “GewO”).

3.	The Employee’s duties may involve business travel and temporary stays abroad, both within Europe and in non-European countries.

Art. 3

Working Time

1.

The regular weekly working time shall be 40 hours. The beginning, the end and the duration of the daily working time as well as breaks are determined in accordance with operational interests and are subject to the Company’s right to direct and issue instructions.

2.

The Employee shall, in accordance with statutory provisions and upon the Company’s explicit instruction, work overtime (including work on Saturdays, Sundays and public holidays), if operational requirements so demand and if the instruction is made at the Company’s reasonable discretion.

3.

In view of Employee’s higher-level work and his significant above-average fixed salary, the Employee does not expect any compensatory time off or any additional remuneration beyond the fixed annual salary pursuant to Art. 4.1 for any rendered overtime work.

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Art. 4

Remuneration / Expenses

1.

The Employee shall receive a fixed annual gross salary in the amount of EUR 616,086.00 (in words: six hundred and sixteen thousand and eighty-six EURO) for his services, payable in monthly installments, minus statutory taxes and deductions, by bank transfer to a domestic account specified by the Employee.

2.

In addition, the Employee may earn a bonus for the respective fiscal year. The bonus target amount is 60% of the fixed annual salary (“Target”). The relevant targets are determined by the Company at the beginning of each fiscal year at its reasonable discretion. The achievement of these targets is also reviewed and determined by the Company’s Board of Directors after the end of the fiscal year. Further requirements and details are set out in the bonus plan applicable to the respective fiscal year, which the Company may amend and adjust for subsequent fiscal years at its reasonable discretion.

3.	If the employment relationship does not exist for the full twelve months of a calendar year, the fixed annual salary shall be calculated and paid on a pro rata basis.

4.

The Employee acknowledges that any further payments constitute a voluntary benefit, which is determined at the end of the respective reference period and without recognition of any legal obligation. Even if a benefit is granted more than once and unconditionally, this shall not give rise to any entitlement to continued payment of such a benefit, neither in respect of the cause or the amount, nor for the past or for the future. This provision shall not be applicable with respect to any additional payments based on an individual agreement reached by the Parties (Sec. 305b German Civil Code (Bürgerliches Gesetzbuch – “BGB”)), or which constitute consideration for the Employee’s performance.

5.

Upon presentation of corresponding receipts, the Company shall reimburse the Employee for all necessary and reasonable travel costs and further expenses in accordance with the Company’s guidelines, as applicable from time to time and taking into account the applicable tax laws.

Art. 5

Secondary Employment / Contractual Non-Compete / Conflicts of Interest

1.

Any additional employment (“Secondary Employment”) of the Employee, whether paid or typically paid, shall require prior approval of the Company. Such approval is also required for any uncompensated activity that may impair the interests of the Company due to its nature or scope. The Employee shall notify the Company in text form of any intended activity, specifying the location, nature, and duration.

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2.

Excluded from this approval requirement are voluntary, charitable, confessional or political activities, which are not aimed at generating income and do not impair the contractual duties and legitimate interests of the Company. Nevertheless, the Employee shall notify the Company about these activities in text form stating place, type and duration.

3.	The Employee shall immediately notify the Company in text form of any subsequent changes to his Secondary Employment, unless the operational interests of the Company are obviously not affected.

4.

For the duration of this Employment Agreement, the Employee shall not engage in any competition with the Company or with any affiliated company within the meaning of Secs. 15 et seq. of the German Stock Corporation Act (Aktiengesetz – “AktG”) (“Affiliated Company”) (“Contractual Non-Compete Obligation”). In particular, the Employee is prohibited from working for a competitor of the Company as an employee, freelancer, or in any other capacity, as well as from establishing such a competing business or directly or indirectly participating in such a competing company.

Excluded from this Contractual Non-Compete Obligation is the acquisition of shares or other securities of a company that is publicly listed and whose securities are traded on a stock exchange, for the purpose of private asset management, provided that such participation does not enable the Employee to exert direct or indirect influence over the statutory bodies of the company.

5.

In the mutual interest, the Employee shall immediately notify the Company in text form of any potential conflicts of interest arising from his employment. The obligation to report shall not be limited to cases in which a conflict of interest may have a concrete effect on the Employee’s duties; rather, the mere appearance of a conflict of interest is sufficient.

6.

The Employee confirms that he is not bound by any contractual restrictions or obligations to third parties that may limit or preclude the Employee’s ability to perform his duties and obligations under this Employment Agreement.

Art. 6

Confidentiality Obligations

1.

The Employee shall maintain the strictest confidentiality regarding all trade secrets of the Company, any Affiliated Company or any third party maintaining business relations with any of the aforementioned companies. This obligation applies to both vis-à-vis third parties and vis-à-vis employees of the Company or any Affiliated Company who are not authorized to access such information.

2.

Trade secrets are information that are not generally known or easily available, either as a whole or in the precise arrangement and composition of its components, to individuals who normally deal with that type of information, and which is therefore of economic value and subject of confidentiality measures by its rightful owner and where there is a legitimate interest in maintaining confidentiality. The rightful owner is the Company.

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Trade secrets are, in particular, but not exclusively, all information about clinical data, research, product plans, products, services, equipment, customers, markets, software, inventions, processes, designs, drawings, formulations, specifications, product configuration information, marketing and finance documents, prototypes, samples, data sets.

3.

This confidentiality obligation shall apply accordingly to business matters of a confidential nature that are either designated as such in writing by the Company, verbally identified as confidential, or are obviously recognizable as such.

4.

Before disclosing any trade secrets or business matters of a confidential nature – e.g. for the proper performance of the work for the Company – as well as in case of doubt about the scope of this confidentiality obligation, the Employee shall be required to obtain instructions from the Company.

5.	The confidentiality obligation does not apply to information that

(i)	was demonstrably already publicly available or otherwise generally known at the time of disclosure,

(ii)	was demonstrably already known to the Employee before it was disclosed to Employee by the Company, without breach of any confidentiality obligation, or

(iii)	was disclosed to the Employee by a third party who was not bound by a confidentiality obligation vis-à-vis the Company and/or its disclosure

(i)	is made on the basis of statutory provisions or orders of government bodies, whereby the Employee shall immediately notify the Company in text form of any such disclosure,

(ii)

is necessary for the legitimate assertion or defence of legal claims in the context of administrative or judicial proceedings, whereby the Employee shall limit the disclosure to the absolute minimum necessary,

(iii)

falls under a statutory exemption from confidentiality obligations, such as any under the German Trade Secret Protection Act (Geschäftsgeheimnisgesetz – “GeschGehG”) or the German Whistleblower Protection Act (Hinweisgeberschutzgesetz – “HinSchG”) or

(iv)	has been expressly authorized by the Company in text form.

6.

The Employee is obliged to secure all documents, records, data files (regardless of the storage medium) and devices that contain trade secrets or business matters of a confidential nature, keep them properly and protect them against unauthorized access (e.g. by means of pass codes).

The aforementioned obligations shall also apply, mutatis mutandis, to electronically stored data.

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7.	If there is a possibility that at third party has acquired knowledge of a trade secret or a confidential matter, the Employee shall notify the management immediately and at his own initiative.

8.

The aforementioned obligations shall continue to apply beyond the termination of this employment relationship. To the extent that they unreasonably restrict the Employee’s professional advancement, the Employee shall have the right to request a limitation of the confidentiality obligation from the Company.

9.

The Employee is aware that any violation of the above-mentioned duties shall make him liable for damages vis-à-vis the Company and possibly shall render him liable to criminal prosecution pursuant to Sec. 23 GeschGehG.

10.	Further statutory duties of secrecy and confidentiality remain unaffected.

Art. 7

Data Protection and Information Security

1.

The Employee shall comply with the Regulation (EU) 2016/679 (General Data Protection Regulation – “GDPR”), the German Federal Data Protection Act (Bundesdatenschutzgesetz – “BDSG”) and the Company’s internal privacy policy, as amended from time to time.

2.

Any processing of personal data on behalf of the Company in connection with this employment relationship must be authorized by the Company. The Employee shall at all times ensure that unauthorized individuals do not have access to personal data.

3.

The Employee shall maintain strict confidentiality regarding all personal data. In addition, the obligation to maintain confidentiality and to comply with data protection requirements pursuant to the GDPR shall apply, which constitutes an integral part of this Employment Agreement.

4.

The Employee is obligated to immediately report to the Company any data protection incident or any suspected data protection incident. A data protection incident within the meaning of this provision occurs if there is a possibility that personal data, trade secrets or business matters of a confidential nature have been unlawfully disclosed, lost, altered, destroyed, or made accessible to unauthorized third parties.

5.	The foregoing obligations shall continue to apply beyond the termination of the employment relationship.

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Art. 8

Company Property / Return Obligations

1.

The Employee shall, in the case of being terminated, immediately return to the Company all items and business documents, including any copies, that belong to the Company or any Affiliated Company and are in Employee’s possession

Art. 9

Use and Exploitation Rights / Inventions

1.	All work results related to the Employee’s activities shall be the exclusive property of the Company.

2.

Insofar as the work results are protected by copyright, the employee grants the company the exclusive, unlimited, and transferable right to use and exploit such results, including all currently known and future types of use, without any restriction in terms of time, territory, or content. This grant of rights specifically includes the right to modify the work results and to grant sublicenses to third parties. The granted rights shall remain in effect beyond the termination of the employment relationship.

The Employee expressly waives any other rights he may have as the author or holder of other intellectual property rights in the work results, including, in particular, the right to be credited by name, the right to modify the work, and the right to make the work accessible.

The Employee shall have no claim to separate compensation for the granted rights of use and exploitation. Instead, the rights of use and exploitation are compensated by the remuneration agreed upon in Art. 4.1.

3.

Insofar as work results are subject to the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz – “ArbEG”), the provisions of this Act shall apply as amended from time to time.

The Employee shall in particular immediately notify the Company in text form of any inventions made during the term of the employment relationship, provided they result from the work performed for the Company or are primarily based on operational resources, preliminary work, inventions, knowledge, know-how or other experience or work of the Company or its customer base (hereinafter referred to as “Service Inventions”).

Pursuant to the provisions of the ArbEG, the proprietary rights to Service Inventions shall transfer to the Company if it claims them. The same shall apply if the Company does not release a properly reported Service Invention to the Employee in text form within four months after receipt of the notification.

4.

The Employee shall immediately notify the Company of any software developments made during the term of the employment relationship, provided they result from work performed for the Company, are created following its instructions, or are based on operational resources, preliminary work, inventions, or suggestions from the Company or its customer base. The provisions of Sections 69a et seq. of the German Copyright Act (Urhebergesetz – “UrhG”) shall apply.

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Art. 10

Limited Term and Termination of the Employment Relationship

1.	This Employment Agreement shall commence on January 8, 2026 and shall expire automatically and without further notice on February 27, 2026.

2.	Further, either Party may terminate this Employment Agreement anytime during its limited term subject to the statutory notice periods.

3.	The right to termination without notice for compelling reason (Sec. 626 BGB) shall remain unaffected thereby.

4.	For a termination to be effective, it must be in written form (Sec. 623 BGB).

5.

If the Employee wants to assert that a dismissal is socially unjustified or legally invalid for other reasons or that the time limitation of the Employment Agreement is legally invalid, he must file an action with the labor court within three weeks after receipt of the written notice of dismissal or as of the agreed expiry of the employment for a declaration that the employment relationship has not been terminated by the dismissal nor the time limitation (Sec. 4 Unfair Dismissal Protection Act (Kündigungsschutzgesetz – “KSchG”), Sec. 17 Part-Time and Limited-Term Act Teilzeit- und Befristungsgesetz – “TzBfG”)).

6.

If the invalidity of a termination or a time limitation is not asserted in due time, the termination or the expiry respectively is deemed to be legally effective from the outset pursuant to Sec. 7 KSchG. A belated claim for protection against dismissal or for invalidity of the time termination may only be accepted subsequently under the conditions set forth in Sec. 5 KSchG.

Art. 11

Final Provisions

1.

This Employment Agreement between the Employee and the Company represents the entire and sole arrangement relating to the Employee’s occupation for the Company and shall replace or result in the termination of any prior arrangements between the Parties, whether made verbally, in writing or electronically. There are no side agreements.

2.

Any amendments or additions to this Employment Agreement must be made in writing to be effective. This also applies to any waiver or modification of this written form requirement. The foregoing written form requirement shall not apply if the parties negotiate an individual agreement after the conclusion of the contract (Sec. 305b BGB). The written form requirement also applies to any claims arising from company practice (betriebliche Übung).

3.	This Agreement is governed by German Law.

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4.	This Employment Agreement is executed in both German and English. Only the German version shall be authoritative and legally binding. The English version is a working translation.

5.

If any provision hereof is or becomes invalid, the validity of the other provisions hereof shall not be affected thereby. In such a case, the invalid provision shall be replaced by the parties with a valid provision, which is as consistent as possible with the economic purpose of the invalid provision intended by the Parties to this Employment Agreement. This shall also apply if a provision is or becomes invalid on account of the scope or extent of an obligation or a time period. In such case, the legally admissible scope or extent of obligation or time period shall apply. The aforesaid shall apply mutatis mutandis to any gap in this Employment Agreement.

Tango Therapeutics, Inc.

/s/ Julie Carretero
Julie Carretero
Authorized Representative

/s/ Malte Gerhard Peters
Malte Gerhard Peters

Confirmation of Receipt

By this further signature, the Employee confirms that, today, he or she has received a copy of this Employment Agreement originally signed by both Parties.

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